SECURITIES AND EXCHANGE COMMISSION

                           Washington, D. C. 20549




                                 FORM 8-K/A

                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported):  November 18, 1993




                          THE LUBRIZOL CORPORATION



           Ohio                          1-5263                  34-0367600
- ----------------------------         --------------        -------------------
(State or other jurisdiction          (Commission              (IRS Employer
      of incorporation)                File Number)        Identification No.)




             29400 Lakeland Boulevard, Wickliffe, Ohio         44092
- -------------------------------------------------------------------------------
          (Address of principal executive offices)          (Zip Code)




       Registrant's telephone number, including area code 216-943-4200

Item 5.  Other Events


On November 18, 1993, a federal court jury in Houston, Texas, awarded Exxon Corporation $48 million in damages in a case brought in 1989 against The Lubrizol Corporation for alleged infringement of a patent pertaining to an oil-soluble copper additive component. The damage award relates to a December 1992 jury verdict that Lubrizol infringed the Exxon patent by selling lubricant additive packages containing the copper component between September 1989 and January 1993. The findings of infringement and validity, as well as an $18.1 million attorneys' fee award, are on appeal to the United States Court of Appeals for the Federal Circuit in Washington, D.C., which has jurisdiction over all patent cases. Oral argument on the original trial verdict was held on December 6, 1993, and a decision is expected in 1994.
The damages award can be increased to an amount not more than three times the jury verdict in the trial court's discretion and is appealable to the same United States Court of Appeals. Lubrizol continues to believe that it has not infringed the Exxon patent and that the patent is invalid. Based on the advice of legal counsel, Lubrizol believes that the trial court judgment will not be upheld on appeal. Therefore, no provision for damages or the attorneys' fees award has been made in the Company's financial statements.

Lubrizol has prevailed in a separate case brought in Canada against Exxon's Canadian affiliate, Imperial Oil, Ltd., for infringement of Lubrizol's patent pertaining to dispersant, the largest additive component used in motor oils. A 1990 trial court verdict in favor of Lubrizol regarding the issue of liability was upheld by the Federal Court of Appeals of Canada in December 1992, and in October 1993, the Supreme Court of Canada dismissed Imperial Oil's appeal of the Court of Appeals decision. The case now will return to the trial court for an assessment of damages, which Lubrizol believes will take 9 to 12 months.

                                         THE LUBRIZOL CORPORATION



                                                /s/John R. Ahern
                                         -------------------------------
                                         John R. Ahern
                                         Chief Accounting Officer and
                                           Duly Authorized Signatory of
                                           The Lubrizol Corporation



January 10, 1994